Joint Filer Information

Name: Prentice Capital Management, LP

Address:   623 Fifth Avenue, 32nd Floor
    New York, New York 10022

Designated Filer: Michael Zimmerman

Issuer: dELiAs, Inc.

Date of Event Requiring Statement: March 25, 2011

Signature:

PRENTICE CAPITAL MANAGEMENT, LP

/s/ Michael Zimmerman
By:  Michael Zimmerman
Title:  Investment Manager